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Exhibit 5.17

[Letterhead of Faegre & Benson LLP]

May 12, 2005

Alderwoods Group, Inc
311 Elm Street, Suite 1000
Cincinnati, Ohio 45202

Jones Day
77 W. Wacker Drive
Suite 3500
Chicago, Illinois 60601

  Alderwoods (Minnesota), Inc.

Ladies and Gentlemen:

        We have acted as special Minnesota (the "State") counsel to Alderwoods (Minnesota), Inc., a Minnesota corporation (the "Company"), in connection with the offer by Alderwoods Group, Inc., a Delaware corporation ("Alderwoods"), to exchange (a) all of the outstanding 7 3/4% Senior Notes due 2012 (the "Initial Notes"), previously offered and sold pursuant to the Purchase Agreement, dated August 5, 2004 (the "Purchase Agreement"), among Alderwoods, the subsidiary guarantors, including the Company, listed on Schedule A thereto (the "Guarantors"), and Banc of America Securities LLC and Morgan Stanley & Co. Incorporated (collectively, the "Initial Purchasers"), for (b) an equal principal amount of 7 3/4% Senior Notes due 2012 (the "Exchange Notes"), pursuant to the Registration Rights Agreement, dated August 19, 2004 (the "Registration Rights Agreement"), among Alderwoods, the Guarantors, and the Initial Purchasers. The Exchange Notes are being issued pursuant to the Indenture, dated as of August 19, 2004 (the "Indenture"), between the Company, the Guarantors and Wells Fargo Bank, N.A., as trustee (the "Trustee"). This opinion is furnished to you in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the issuance of the Exchange Notes. Unless otherwise defined herein, terms defined in the Indenture are used herein as therein defined.

        In that connection, we have examined a counterpart of each of the following documents:

          1.     the Indenture;

          2.     the guarantee obligations of the Company in respect of the Exchange Notes contained in and constituting a part of the Indenture (the "Exchange Guarantee");

          3.     the articles of incorporation and by-laws of the Company, in each case as amended through the date hereof (the "Certified Organizational Documents"); and

          4.     resolutions adopted by the Board of Directors of the Company on July 22, 2004.

The documents described in the foregoing clauses (1) through (2) are collectively referred to herein as the "Transaction Documents".

        We have made such examination of law as we have deemed relevant and necessary as a basis for our opinions hereafter set forth.

        Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

          1.     The Company is a corporation validly existing and in good standing under the laws of the State.

          2.     As of the date of the Indenture, the Company had the corporate power and authority to enter into, and as of the date hereof, the Company has the corporate power and authority to perform its obligations under, the Transaction Documents.

          3.     The execution and delivery by the Company of each of the Transaction Documents and the performance by the Company of its obligations thereunder (i) have been duly authorized by all necessary corporate action on the part of the Company and (ii) will not result in any violation of the provisions of the Company's Certified Organizational Documents.

          4.     When the Registration Statement has become effective under the Securities Act and the Exchange Guarantee of the Company is duly executed and delivered in accordance with the terms of the exchange offer, the Exchange Guarantee of the Company will be validly issued by the Company and will constitute a valid and binding obligation of the Company, except as may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer and conveyance or other similar laws now or hereafter in effect relating to creditors' rights and remedies generally, and subject to general principals of equity, regardless of whether considered a proceeding in equity or at law.

        The opinions set forth above are subject to the following qualifications and exceptions:

        (a)   We have relied solely upon certificates of public officials as to the opinions set forth in clause 1 and, as to certain relevant facts, upon representations made by Alderwoods and the Company in the Transaction Documents, the Offering Memorandum (as defined in the Purchase Agreement) and the Registration Statement, upon the assumptions set forth below as to the matters referred therein, and upon certificates of officers of the Company, including, without limitation, the Officer's Certificate dated as of even date herewith and the Officer's Certificate and the Incumbency Certificate each dated as of August 19, 2004, reasonably believed by us to be appropriate sources of information, as to the accuracy of factual matters, in each case without independent verification thereof or other investigation; provided our Primary Lawyers have no Actual Knowledge concerning the factual matters upon which reliance is placed which would render such reliance unreasonable. For the purposes hereof, the term "Primary Lawyers" means lawyers in this firm who have given substantive legal attention to representation of the Company in connection with this matter, and the term "Actual Knowledge" means the conscious awareness by such Primary Lawyers of facts or other information without any other investigation.

        (b)   We express no opinion with respect to the laws of any jurisdiction other than the laws of the State of Minnesota (the "Opining Jurisdiction").

        (c)   We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of any governing law provisions contained in the Transaction Documents. Because the governing law provisions of the Transaction Documents relate to law of a jurisdiction as to which we express no opinion, the opinions given herein are given as if the internal laws of the State of Minnesota govern the Transaction Documents.

        (d)   We have relied, without investigation, upon the following assumptions: (i) natural persons who are involved on behalf of the Company have sufficient legal capacity to enter into and perform the transaction or to carry out their role in it; (ii) each party to the Transaction Documents (other than the Company) has satisfied those legal requirements that are applicable to it to the extent necessary to make the Transaction Documents enforceable against it; (iii) each party to the Transaction Documents (other than the Company) has complied with all legal requirements pertaining to its status (such as legal investment laws, foreign qualification statutes, and business activity reporting requirements, including without limitation the provisions of Minnesota statutes § 290.371) as such status relates to its rights to enforce the Transaction Documents against the Company; (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (v) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of the Opining Jurisdiction, are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in the Opining Jurisdiction, and are in a format that makes legal research reasonably feasible; (vi) the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision in the Opining Jurisdiction has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; (vii) documents reviewed by us would be enforced as written; (viii) each person who has taken any action relevant to any of our opinions in the capacity as a director or officer of the Company was duly elected or appointed to and qualified for that position and held that position at the time such action was taken; and (ix) the articles of incorporation and by-laws of the Company, and all amendments thereto, have been adopted in accordance with all applicable legal requirements.

        (e)   The opinions herein expressed are limited to the specific issues addressed and to laws existing on the date hereof. By rendering our opinion, we do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof which may occur after the date hereof.

        (f)    Without limiting any other qualifications set forth herein, the opinions herein expressed are subject to the effect of generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness, (iii) provide that forum selection clauses in contracts are not necessarily binding on courts, (iv) limit the availability of a remedy under certain circumstances where another remedy has been elected, (v) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct, (vi) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (vii) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys' fees and other costs, (viii) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract, (ix) provide a time limitation after which a remedy may not be enforced; (x) may require mitigation of damages, (xi) limit the right of a creditor to use force or cause a breach of the peace in enforcing rights, (xii) relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale, (xiii) may, in the absence of a waiver or consent, discharge a guarantor to the extent that either action by a creditor impairs the value of collateral securing the guaranteed debt to the detriment of the guarantor or the guaranteed debt is materially modified, or (xiv) may limit the enforceability of provisions imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration or mandatory prepayment.

        (g)   With respect to our opinion in paragraph 4 above, we hereby advise you that under Minnesota law a guarantor may have the right to revoke a guaranty with respect to obligations incurred after the revocation, notwithstanding the absence of an express right of revocation in the guaranty.

        (h)   We have only considered the applicability of statutes, rules and regulations that a lawyer in the Opining Jurisdiction exercising customary professional diligence would reasonably recognize as being normally applicable to transactions of the type contemplated by the Transaction Documents.

        (i)    We express no opinion as to the enforceability of provisions in the Transaction Documents pursuant to which any party purports to act as attorney-in-fact for the Company.

        (j)    We express no opinion as to the enforceability of provisions of the Transaction Documents to the extent they contain any waiver of, or advance consent that has the effect of waiving, legal or equitable defenses, rights to damages, rights to counterclaim or setoff, the application of statutes of limitation, rights to notice, or the benefits of any other constitutional statutory or regulatory rights (unless and to the extent the constitution, statute or regulation explicitly allows waiver).

        (k)   We express no opinion as to the enforceability in the Transaction Documents of any "usury savings" provision.

        (l)    The opinions expressed do not address any of the following legal issues: (1) Federal securities laws and regulations administered by the Securities and Exchange Commission, state "Blue Sky" laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments; (2) Federal Reserve Board margin regulations; (3) pension and employee benefit laws and regulations (e.g., ERISA); (4) the statutes and ordinances, administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the Federal, state or regional level) and judicial decisions to the extent that they deal with the foregoing; (5) compliance with fiduciary duties requirements; and (6) fraudulent transfer and fraudulent conveyance laws.

        (m)  We have assumed that each Person whose performance or payment is guaranteed by the Company pursuant to the Guarantee is directly, or indirectly through other majority-owned entities, a majority-owned subsidiary of Alderwoods. We have also assumed that Alderwoods is the ultimate parent corporation of the Company.

        This opinion may not be used or relied upon by or published or communicated to any person or entity other than the addressees hereof, or used or relied upon for any purpose whatsoever other than the consummation of the transaction contemplated by the Purchase Agreement and the Transaction Documents, without our prior written consent in each instance. Notwithstanding the foregoing, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,
FAEGRE & BENSON LLP
By:	/s/ DANIEL J. AMEN

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  Exhibit 5.17